EXHIBIT 99.1

VCAT Reports Results for the Fourth Quarter

and Fiscal Year Ended June 30, 2005

San Diego, California, September 21, 2005 – Venture Catalyst Incorporated (“VCAT”) (OTCBB: VCAT), today reported the operating results for the fourth quarter and fiscal year ended June 30, 2005.

Fourth Quarter Results

VCAT reported net income for the fourth quarter of fiscal 2005, of $378,000 or $.05 per share. This compares with net income of $3,725,000, or $.52 per share, for the fourth quarter of fiscal 2004.

Revenues for the fourth quarter of fiscal 2005 were $3,201,000 as compared to $1,738,000 during the fourth quarter of fiscal 2004. Revenues from consulting services in the fourth quarter of fiscal 2005 were $1,861,000 compared to $1,725,000 earned during the fourth quarter of fiscal 2004. Revenues from software products and services in the fourth quarter of fiscal 2005 were $1,340,000, as compared to $13,000 in the fourth quarter of fiscal 2004.

Cost of revenues increased to $1,440,000 during the fourth quarter of fiscal 2005 from $1,173,000 during the fourth quarter of fiscal 2004.

Operating expenses, consisting of general and administrative, sales and marketing, and research and development expenses, increased to $1,206,000 during the fourth quarter of fiscal 2005 from $829,000 during the fourth quarter of fiscal 2004.

Net other income during the fourth quarter of fiscal 2005 was $20,000. Net other income during the fourth quarter of fiscal 2004 was $3,450,000, resulting primarily from a one-time gain of $3,714,000 from the release of the liability referred to as “advance of future consulting fees,” partially offset by interest expense of $278,000 from VCAT’s long-term debt.

During the fourth quarter of fiscal 2005, VCAT recorded a provision for income taxes of $198,000. During the fourth quarter of fiscal 2004 VCAT recorded an income tax benefit of $540,000 related to recognition of deferred tax assets primarily resulting from net operating loss carry-forwards.

Fiscal 2005 Results

VCAT reported net income for fiscal 2005 of $337,000, or $0.05 income per share. This compares with net income of $3,374,000, or $0.47 income per share, for fiscal 2004.

Revenues for fiscal 2005 increased to $8,858,000 from $7,670,000 during fiscal 2004. Revenues from consulting services in fiscal 2005 decreased to $7,161,000 from $7,402,000 during fiscal 2004. Revenues from software products and services in fiscal 2005 increased to $1,697,000 from $267,000 during fiscal 2004.

Cost of revenues decreased to $4,281,000 during fiscal 2005 from $4,381,000 during fiscal 2004.

Operating expenses, consisting of general and administrative, sales and marketing, and research and development increased to $4,188,000 during fiscal 2005 from $3,135,000 during fiscal 2004.

Net other income during fiscal 2004 was $81,000. Net other income during fiscal 2004 was $2,681,000, resulting primarily from a one-time gain of $3,714,000 from the release of the liability discussed above, partially offset by interest expense of $1,088,000 from VCAT’s long-term debt.

During fiscal 2005, VCAT recorded a provision for income taxes of $133,000. During fiscal 2004, VCAT recorded an income tax benefit of $540,000 related to recognition of deferred tax assets primarily resulting from net operating loss carry-forwards.

About Venture Catalyst Incorporated

VCAT is a provider of consulting services and technology in the gaming and hospitality market. VCAT is headquartered in San Diego, California and has offices in Las Vegas, Nevada.

Contact:

Investor Relations

Andrew Laub, 619-330-4000

ir@vcat.com

VENTURE CATALYST INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

For the Three Months Ended June 30,

	2005	2004
Revenues:
Consulting services	1,860,972	1,725,000
Software products and services	1,340,382	12,824

Total revenues	3,201,354	1,737,824
Cost of Revenues:
Consulting services	896,510	807,753
Software products and services	543,887	365,099

Total cost of revenues	1,440,397	1,172,852

Gross profit	1,760,957	564,972

Operating expenses:
General and administrative	1,051,201	667,500
Sales and marketing	129,253	151,698
Research and development	25,193	10,258

Total operating expenses	1,205,647	829,456

Operating profit (loss)	555,310	(264,484)

Other income (expense):
Interest income	22,536	12,975
Release of advance of future consulting fees	—	3,714,231
Interest expense	—	(277,586)
Other (losses)	(2,118)	—

Other income	20,418	3,449,620

Income before income tax (provision) benefit	575,728	3,185,136

Income tax (provision) benefit	(197,851)	540,000

Net income	377,877	3,725,136

Basic and diluted income per share:
Net income per share - basic	$.05	$.52

Net income per share - diluted	$.05	$.52

Weighted average common shares outstanding
Basic	7,206,598	7,206,598

Diluted	7,332,028	7,216,159

VENTURE CATALYST INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Fiscal Year Ended June 30,

	2005	2004
Revenues:
Consulting services	$7,160,815	$7,402,400
Software products and services	1,697,021	267,346

Total revenues	8,857,836	7,669,746
Cost of Revenues:
Consulting services	2,798,038	2,842,790
Software products and services	1,482,978	1,538,577

Total cost of revenues	4,281,016	4,381,367

Gross profit	4,576,820	3,288,379

Operating expenses:
General and administrative	3,475,516	2,476,051
Sales and marketing	638,689	609,686
Research and development	73,639	49,465

Total operating expenses	4,187,844	3,135,202

Operating profit	388,976	153,177

Other income (expense):
Interest income	66,334	54,966
Other gains (losses)	14,486	(523)
Release of advance of future consulting fees	—	3,714,231
Interest expense	—	(1,088,133)

Other income	80,820	2,680,541

Income before income tax (provision) benefit	469,796	2,833,718
Income tax (provision) benefit	(132,851)	540,000

Net income	336,945	3,373,718

Basic and diluted income per share:
Net income per share - basic	$.05	$.47

Net income per share - diluted	$.05	$.47

Weighted average common shares outstanding
Basic	7,206,598	7,206,598

Diluted	7,320,301	7,224,301